EXHIBIT 10.10

ASTRONICS CORPORATION

SUPPLEMENTAL RETIREMENT PLAN

(AMENDED AND RESTATED: MARCH 6, 2012)

ARTICLE I

PURPOSE, DEFINITIONS, AND EFFECTIVE DATE

Section 1.1. Purpose of the Plan.

This Astronics Corporation Supplemental Retirement Plan (the “Plan”) is an unfunded, nonqualified deferred compensation plan maintained for the purpose of providing additional retirement benefits for a select group of management or highly compensated employees of Astronics Corporation, and participation in the Plan is limited consistent with that purpose. Benefits under the Plan are intended to supplement benefits provided under the ATRO Companies Profit Sharing Plan/401(k) Plan and benefits received from Social Security. The Plan was amended and restated effective January 1, 2002, and further amended effective January 1, 2005 to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”). This restatement is intended to incorporate the 2005 amendment into the Plan, to clarify the effect of the amendment on the Plan terms, and to restructure the Plan for greater overall clarity.

Section 1.2. Effective Date.

The Effective Date of this amended and restated Plan is March 6, 2012.

Section 1.3. Definitions.

For purposes of this Plan, the following terms have the meanings stated below unless the context clearly indicates otherwise:

(a).	“Board” means the Board of Directors of the Company.

(b).	“Cause” means any act that is materially inimical to the best interests of the Company and that constitutes, on the part of the Participant, intentional or grievous wrong, including but not limited to, common law fraud, a felony, or other gross malfeasance of duty.

(c).	“Change of Control” means the transfer, in one or more transactions extending over a period of not more than 24 months, of Common Stock of the Company possessing 25% or more of the total voting power of all shares of Common Stock. A transfer shall be deemed to occur if shares of Common Stock are either transferred or made the subject of options, warrants, or similar rights granting a third party the opportunity to acquire ownership or voting control of such Common Stock.

(d).	“Common Stock” means the Class A and Class B $.01 par value shares of the capital stock of the Company, as well as all other securities with voting rights or convertible into securities with voting rights.

(e).	“Company” means Astronics Corporation and its wholly or partially owned subsidiaries, as well as any of its or their successors or assigns, whether by transfer, merger, consolidation, acquisition of all or substantially all of the business assets, change in identity, or otherwise by operation of law.

(f).	“Compensation Committee” means the Executive Compensation Committee of the Board, as it is constituted from time to time.

(g).	“Disability” means a “disability” as defined in the Qualified Retirement Plan.

(h).	“Eligible Officer” means an officer of the Company who participates in the Qualified Retirement Plan, or an officer or executive of an affiliate or subsidiary of the Company who participates in the Qualified Retirement Plan.

(i).	“Involuntary Termination” means a termination of a Participant’s employment relationship with the Company, other than for death, Disability, retirement, or Cause, (1) by or at the instigation of the Company, or (2) by or at the instigation of the Participant where the Participant’s Pay has been diminished or reduced to a greater extent than any diminution or reduction of the Company’s officers generally.

(j).	“Participant” means an Eligible Officer who has been designated a Participant in the Plan pursuant to Article III. The term “Participant” includes a person who has ceased to actively participate in the Plan but who has not received payment of all of his Plan Benefits.

(k).	“Pay” means the base salary paid to an Eligible Officer for a calendar year plus any bonus or incentive payments payable in cash and earned for or attributable to that year, whether or not the base salary, bonus or incentive payments are actually paid during that year.

(l).	“Qualified Retirement Plan” means the ATRO Companies Profit Sharing Plan/401(k) Plan, or any successor tax qualified retirement plan maintained by the Company, as in effect as of the date that a Benefit is calculated under the Plan.

(m).	“Separation from Service” means a termination of a Participant’s employment with the Company on account of retirement, death, Disability, or other voluntary or involuntary separation from service, determined in accordance with the provisions of Code Section 409A.

(n).	“Supplemental Benefit” or “Benefit” means the annual income, if any, payable to a Participant or Surviving Spouse pursuant to Article IV of the Plan.

(o).	“Surviving Spouse” or “Spouse” means a surviving spouse who is a beneficiary entitled to receive some or all of the benefits, directly or indirectly, payable under the Qualified Retirement Plan upon the death of a Participant.

(p).	“Termination on a Change of Control” means a termination of a Participant’s employment relationship with the Company, other than for death, Disability, retirement, or Cause, (1) by or at the instigation of the Company within two years after a Change of Control, or (2) by or at the instigation of the Participant within two years of the Change of Control in those circumstances where the duties, responsibilities, status, base pay or perquisites of office and employment have been diminished or downgraded, or substantially increased (other than base pay and perquisites) without the Participant’s actual or implied consent; provided, however, that a general decrease in base pay which is approved by a majority of the affected Participants will be considered as having been consented to for purposes of this Plan.

ARTICLE II

ADMINISTRATION AND AMENDMENT

Section 2.1. Administration.

The Plan is operated under the direction of the Compensation Committee, which has all authority and powers necessary to administer the Plan and construe the Plan terms, make factual determinations, resolve any ambiguities or inconsistencies, determine eligibility for participation or benefits, and decide all questions arising in the Plan administration, interpretation or application. The Compensation Committee’s actions or decisions in all matters (other than matters regarding a Participant upon or after the Participant’s Termination on a Change of Control) shall be final and binding upon all Participants, Spouses or other persons having or claiming an interest in this Plan.

Section 2.2. Amendment or Discontinuation.

While the Company expects to continue the Plan indefinitely, it reserves the right to amend the Plan from time to time or to discontinue the Plan at any time, by action of its Board. No amendment or discontinuance of the Plan shall impair or adversely affect any Benefits accrued under the Plan as of the date of such action, except with the consent of the Participant or Surviving Spouse entitled to receive such Benefits. In the event of an amendment of the Plan adversely affecting Benefits or discontinuance of the Plan, the amount of each Participant’s Supplemental Benefits shall be determined under Article IV as if each Participant had retired as of the date of such amendment or discontinuance. If the Plan is not being terminated and liquidated as part of the amendment or discontinuance, the Participant will continue to vest in his Benefit in accordance with Article III. Accordingly, the Participant will become vested in and eligible to receive his Supplemental Benefits when the Participant has satisfied the vesting requirements provided under Article III.

If the Plan is being terminated and liquidated in accordance with the requirements of Code Section 409A, the Participant will become 100% vested in his Supplemental Benefit and the present value of the Benefit will be paid in a single lump sum payment as soon as administratively practicable following the termination of the Plan, The present value of a Benefit payable under this Section will be the actuarial present value of the accrued Supplemental Benefit as determined using the mortality table prescribed by the Secretary of the Treasury under Section 417(e)(3)(B) of the Code, as in effect for such period, and applicable interest rate described by Section 417(e) of the Code in effect for the second month preceding the month in which the 409A Change in Control Event occurs.

ARTICLE III

PARTICIPATION AND VESTING

Section 3.1. Participation.

An Eligible Officer becomes a Participant in the Plan on the date that the Eligible Officer is designated as a Participant by the Board.

Section 3.2. Vesting.

Subject to Sections 3.3 and 3.4(b), a Participant is 100% fully vested in and eligible to receive his Supplemental Benefits under the Plan if:

(a).	the Participant has at least ten continuous years of service with the Company; and

(b).	the Participant has attained (1) age 65 or later, or (2) age 60 or later with a combined total of age and years of service with the Company at least equal to 90.

Section 3.3. Acceleration of Vesting.

(a).	In the event of a Participant’s termination of employment before vesting due to a Disability, the Participant will become 100% vested in and eligible for a Supplemental Benefit under Article IV of the Plan.

(b).	In the event of an Involuntary Termination or a Termination on a Change of Control, a Participant who has at least ten years of continuous service with the Company will become 100% vested in and eligible for a Supplemental Benefit under this Plan.

(c).	In the event of a Change of Control, a Participant who has at least ten years of continuous service with the Company will become 100% vested in and eligible for a Supplemental Benefit under Articles IV and V of the Plan.

(d).	In the event of a Participant’s death, a Surviving Spouse will become vested in and eligible for a Supplemental Benefit under Article IV of the Plan.

Section 3.4. Forfeiture.

(a).	On a Participant’s Separation from Service, if the Participant’s Benefit is not vested under Section 3.2 or 3.3, the Participant’s Supplemental Benefit will be immediately forfeited and no Supplemental Benefit will be payable under the Plan.

(b).	Notwithstanding any other provision in this Plan, in the event of a Participant’s involuntary termination of employment by the Company for Cause, the Participant’s Supplemental Benefit, whether vested or unvested, will be immediately forfeited and no Supplemental Benefit will be payable under the Plan.

ARTICLE IV

BENEFITS

Section 4.1. Supplemental Benefit.

(a).

A Participant with 25 or more years of service with the Company will receive a Supplemental Benefit under the Plan equal to the excess, if any, of “(a)” over “(b)” + “(c)” where “(a)” is 65% of the average of the highest consecutive three-year Pay paid to the Participant prior to retirement, “(b)” is an amount equal to the accumulated Company contributions (other than employee pre-tax and after-tax contributions and matching contributions) allocated to an account or accounts for the Participant under the Qualified Retirement Plan from time to time, adjusted for earnings each year at the one-year Treasury Bill rate compounded annually and assuming that each year’s contributions were deposited on the following March 1st, calculated at the Participant’s retirement, converted into an immediate annuity payment in the form of a joint and 100% survivor annuity payable to the Participant and his Spouse based on a discount factor equal to the prime rate as published in the Wall Street Journal on the date of retirement and the 1983 Group Annuity Mortality Tables weighted equally for males and females, and “(c)” is the primary Social Security benefit of the Participant at age 65.

(b).	For an Participant with 10-24 years of service, “(a)” will be determined according to the following schedule:

Years of Service	(a) Total Combined Benefit Target
24	64%
23	63%
22	62%
21	61%
20	60%
19	59%
18	58%
17	57%
16	56%
15	55%
14	54%
13	53%
12	52%
11	51%
10	50%

Section 4.2. Early Retirement.

(a).

A Participant who retires from the service of the Company after attaining age 60, but before attaining age 65, and who possesses a combined total of age and years of service with the Company at least equal to 90, will receive a Supplemental Benefit adjusted as follows: The Supplemental Benefit payable under this Plan shall be reduced by 0.5% for each full month by which the date of the commencement of Benefits precedes the Participant’s attainment of age 65. For example, assume a Participant with 25 years of service with the Company retires on his 62nd birthday and that the average of his highest consecutive three-year Pay prior to retirement is $153,846 per year. If the Participant were age 65 at the date of his retirement, he would receive an annual Benefit of $100,000 ($153,846 x 65%). However, because he must commence receiving his Benefit at age 62, the annual $100,000 Benefit will be reduced by 0.5% for each month by which the date of commencement precedes his attainment of age 65. As a result, he would receive an annual Benefit commencing at age 62 of $82,000 ($100,000—$18,000 [$100,000 x 18% [36 months x 0.5%]] = $82,000). Notwithstanding the foregoing, a Supplemental Benefit payable to a Participant who terminates employment due to a Disability will not be subject to reduction for early payment.

(b).	In the event of commencement of Supplemental Benefits prior to attainment of age 62, the Supplemental Benefit payable under this Plan shall include a Social Security “bridge” payment equal to the amount of the Social Security benefit at age 62, until such time as the Eligible Officer attains age 62.

(c).	In the event of commencement of Supplemental Benefits between age 62 and age 65, the Social Security benefit amount to be used in determining the Supplemental Benefit payable under this Plan shall be the Social Security benefit amount payable on the actual date of retirement.

Section 4.3. Surviving Spouse.

(a).	If a Participant dies after commencement of payment under Section 5.1, the Participant’s Surviving Spouse, if any, will continue to receive for the life of the Spouse an amount equal to 100% of the Participant’s monthly Supplemental Benefit at the same time and in the same form as the Supplemental Benefit would have been paid to the Participant had he or she lived.

(b).	If the Participant dies before commencement of the Supplemental Benefit payments, the Surviving Spouse will receive payment of 100% of the monthly Supplemental Benefit that would have been payable to the Participant under the benefit formula provided in Section 4.1 had the Participant lived. Notwithstanding the previous sentence, if the Participant had not attained age 65 at the time of his death, the Supplemental Benefit payable to the Surviving Spouse will be determined as if the Participant had attained age 65 on the day before his death. Payment to the Surviving Spouse under this Subsection will be made in equal monthly installments for the life of the Spouse. Payment will commence on, or as soon as practicable after, the later of the date of the Participant’s death or the date the Participant would have attained age 60 had he or she lived. If payment of the Supplemental Benefit commences before the date the Participant would have attained age 65, the Benefit payable to the Surviving Spouse will be reduced by 0.5% for each full month by which the date of commencement precedes the date the Participant would have attained age 65.

(c).	All rights to the Supplemental Benefit will terminate and no other beneficiary will be entitled to payment of any amount under this Plan if (1) a Participant is not survived by a Surviving Spouse at the time of his death, or (2) payment has already commenced to a Surviving Spouse under this Section and the Spouse dies.

Section 4.4. Involuntary Termination of Employment.

In the event of a Participant’s Separation from Service due to an Involuntary Termination, a Participant with at least ten years of continuous service with the Company will receive a Supplemental Benefit determined as follows: The Benefit will be determined under Section 4.1, based on the Participant’s years of service as of the termination date and using the average of the highest consecutive three-year Pay paid prior to the Involuntary Termination, instead of the average for the Pay paid prior to retirement. For a Participant who has not yet attained age 65 at the time of the Involuntary Termination, the Benefit will be further adjusted by reducing the total combined benefit target specified in Section 4.1 (based on the Participant’s years of service) by a factor equal to (a) the combined benefit target, multiplied by (b) 1%, multiplied by (c) the difference between (i) age 65 and (ii) the Participant’s age at the time of the Involuntary Termination. For example, the Supplemental Benefit payable to a Participant who is age 45 and who has 15 years of service with the Company at the time of the Involuntary Termination would have a combined benefit target of 44% (55% [based on 15 years of service] – 11% [55% x 1% x 20 [65-45]] = 44%). If a Benefit payable under this Section commences before the date the Participant attains age 65, the Benefit will be reduced by 0.5% for each full month by which the date of commencement precedes the Participant’s attainment of age 65.

Section 4.5. Termination on a Change of Control.

In the event of a Participant’s Separation from Service due to a Termination on a Change of Control, a Participant with at least ten years of continuous service with the Company will receive a Supplemental Benefit determined as follows: The Benefit will be determined under Section 4.1, based on the Participant’s years of service as of the termination date and using the greater of (a) the average of the highest consecutive three-year Pay paid prior to the Change of Control, or (b) the average of the highest consecutive three-year Pay paid prior to termination of employment. If payment of the Benefit commences before the date the Participant attains age 65, the Benefit will be reduced by 0.5% for each full month by which the date of commencement precedes the Participant’s attainment of age 65.

Section 4.6. Other Benefits.

While receiving Supplemental Benefits under this Plan, the Participant and his Spouse shall be entitled to Company paid medical and dental insurance, under medical and dental insurance plans made available to employed officers of the Company from time to time or under an equivalent insurance arrangement. In addition, for a Participant and his Spouse whose Supplemental Benefits under this Plan commence on or after January 1, 2002, the Participant and Spouse shall be entitled to Company paid long-term care insurance under a long-term care insurance plan made available to employed officers of the Company from time to time or under an equivalent insurance arrangement.

ARTICLE V

TIME AND FORM OF BENEFIT PAYMENT

Section 5.1. Time of Payment.

Upon a Participant’s Separation from Service for any reason other than Cause, subject to Section 5.3, payment of the Supplemental Benefit will commence on, or as soon as practicable after, the later of the Participant’s Separation from Service or the date the Participant attains or would have attained age 60.

Section 5.2. Form of Payment.

Supplemental Benefits under the Plan will be paid to a Participant or a Participant’s Surviving Spouse in equal monthly installments for the life of the Participant or the Participant’s Surviving Spouse, as determined under Article IV.

Section 5.3. Six-Month Delay.

Notwithstanding any other provision in this Plan to the contrary, to the extent that (a) the Participant is determined to be a “specified employee” within the meaning of Code Section 409A, and (b) any amounts payable under this Plan are payable solely because of the Participant’s Separation from Service within the meaning of Code Section 409A, then such amounts will not be payable to the Participant before the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of death of the Participant). Payments to which a Participant would otherwise be entitled during the first six months following the Participant’s termination date will be accumulated and paid on the day that is six months after the termination date. For this purpose, a Benefit payable will be paid as the amount calculated at the time of Separation from Service (without adjustment for delay in payment).

ARTICLE VI

AGREEMENT NOT TO COMPETE

Section 6.1. Agreement Not to Compete.

Payment of the Benefit under this Plan is contingent upon the Participant’s agreement not to directly or indirectly engage in or compete with the business of the Company, either as owner, partner or employee for a period of the later to occur of the expiration of three years after retirement or the attainment of 65 years of age (the “Non-Compete Period”). In the event a Participant competes with the business of the Company, payment of the Benefit under this Plan will be suspended so long as the Participant engages in activity deemed to be in competition with the business of the Company during the Non-Compete Period. Notwithstanding the foregoing, this Article VI shall not apply to a Participant after the Participant’s Termination on a Change of Control.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1. Funding.

This Plan is maintained as an unfunded Plan which is not intended to meet the qualification requirements of Code Section 401. All rights of any Participant or Surviving Spouse under this Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any amounts due hereunder. No Participant or Surviving Spouse shall have any interest in or any rights against any specific assets of the Company, and a Participant or Surviving Spouse shall have only the rights of a general unsecured creditor of the Company. It is intended that the Plan is an unfunded nonqualified deferred compensation arrangement for income tax purposes. No benefits under this Plan shall be payable from the trust fund maintained under or in accordance with the provisions of the Qualified Retirement Plan.

Section 7.2. Funding Withholding.

The Company has the right to deduct or withhold from the Supplemental Benefit paid under the Plan (or from other amounts payable to the Participant, if necessary) all taxes that are required to be deducted or withheld under any provision of law (including, but not limited to, Social Security and Medicare taxes (FICA) and income tax withholding) now in effect or that may become effective any time during the term of the Plan.

Section 7.3. Funding Social Security and Qualified Retirement Plan.

Any increases in Social Security benefits payable to a Participant after retirement under this Plan and any increases in the Participant’s amounts under the Qualified Retirement Plan after retirement under this Plan will not be considered in determining any Benefit payable under this Plan.

Section 7.4. Funding Nonassignability.

No interest of any Participant or Surviving Spouse under this Plan, or any right to receive any payment hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against such Participant or Surviving Spouse, including, but not limited to, claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

Section 7.5. Funding Nonguarantee of Employment.

This Plan shall not be construed as giving any Participant the right to be retained in the employment of the Company.

Section 7.6. Funding Death Benefits.

Except as provided in Section 4.3, there shall be no death benefit payable under this Plan.

Section 7.7. Funding Deferred Retirement.

In the event a Participant retires after age 65, the amount of the Supplemental Benefit payable under this Plan shall be the Participant’s Benefit calculated at the actual retirement date (rather than age 65) under the benefit formulas in Article IV. The amount of the Benefit will not be further adjusted for the period from age 65 to the actual retirement date to take into account the delayed commencement date.

Section 7.8. Funding Claims Procedures. If a Participant or Surviving Spouse (the “Claimant”) does not receive the Supplemental Benefit to which the Claimant believes he or she is entitled, the Claimant may file a claim in writing with the Compensation Committee. The Compensation Committee will establish a claims procedure with the following provisions:

(a).	Notification of Decision. If the claim is wholly or partially denied, the Compensation Committee will notify the Claimant in writing within 90 days after the claim has been received (unless special circumstances require an extension of up to 90 additional days). The written notification must state the specific reasons for the denial of the claim and the specific references to the Plan provisions on which the denial is based. It must describe any additional material the Claimant may need to submit to the Compensation Committee to have the claim approved and must give the reasons the material is necessary. In addition, the notice must explain the claim review procedure and be written in a manner calculated to be understood by the Claimant.

(b).	Claim Review Procedure. If the Claimant receives a notice that the claim has been denied, the Claimant, or his or her authorized representative, may appeal to the Compensation Committee for a review of the claim. The Claimant must submit a request for review in writing to the Compensation Committee no later than 60 days after the date the written notice of the claim denial is received. The Claimant, or his or her representative, may then review Plan documents that pertain to the claim and may submit issues and comments in writing to the Compensation Committee. The Compensation Committee must give the claim for review a full and fair review and must deliver to the claimant a written determination of the claim, including specific reasons for the decision, not later than 60 days after the date the Compensation Committee received the request for review (unless special circumstances require an extension of up to 60 additional days). The decision of the Compensation Committee will be final and conclusive (other than matters regarding a Participant upon or after the Participant’s Termination on a Change of Control).

Section 7.9. Notice. Each notice and other communication concerning the Plan must be in writing and is deemed given only when (a) delivered in hand, (b) transmitted by telex or telecopier (provided that a copy is sent at approximately the same time by registered or certified mail, return receipt requested), or (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, Federal Express or other overnight delivery service. Notice must be given to the Company at its principal office and to the Participant at his last known address (or to such other address or telecopier number as a party may specify by notice given to the other party in accordance with this Section).

Section 7.10. New York Law Controlling. The Plan will be construed in accordance with the laws of the State of New York.

Section 7.11. Severability. Every provision of the Plan is intended to be severable. If any provision of the Plan is illegal or invalid for any reason whatsoever, the illegality or invalidity of that provision will not affect the validity or legality of the remainder of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had never been made part of the Plan.

Section 7.12. Binding on Successors. The Plan is binding upon the Participants and the Company, their heirs, successors, legal representatives and assigns.

Section 7.13. Code Section 409A Compliance.

Benefits under the Plan are intended to comply with the rules of Code Section 409A and will be construed accordingly. However, the Company will not be liable to any Participant or Surviving Spouse with respect to any adverse tax consequences arising under Section 409A or other provision of the Code. All terms of the Plan that are undefined or ambiguous shall be interpreted in a manner that is consistent with Code Section 409A if necessary to comply with Code Section 409A.

ASTRONICS CORPORATION

Dated:	By:
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